Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2012 First Quarter Results

MONROVIA, CA, September 7, 2011 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ending July 30, 2011.

“First quarter revenue of $62.0 million rose by 62% over last year, and diluted earnings per share of $0.01 increased from a loss of $0.16.  Reflecting continued demand for our small unmanned aircraft systems, the $65.5 million contract for Puma systems we announced in August provides us with more visibility into full year revenue than at the same point in previous years” said Tim Conver, AeroVironment chairman and chief executive officer.  “Similar demand in our efficient energy systems segment drove shipments and the capture of new contracts across all product lines.”

Conver added, “I believe our UAS products and services offering will be increasingly relevant to our customers in the Department of Defense funding-constrained environment we are likely to face in the future, and our EV Solutions will help support the broad adoption and practical use of electric vehicles.  By anticipating market requirements with innovative, high-value solutions that do more for much less, and by supporting our customers as they adopt these solutions, we continue to help customers win while growing our business.”

FISCAL 2012 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2012 was $62.0 million, up 62% over first quarter fiscal 2011 revenue of $38.2 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $18.8 million and Efficient Energy Systems (EES) segment of $5.0 million.

Income from operations for the first quarter of fiscal 2012 was $0.4 million, an increase of $7.7 million from first quarter fiscal 2011 loss from operations of $7.3 million. The increase in income from operations resulted from higher gross margin of $9.7 million and lower research and development (R&D) expense of $0.4 million, offset by higher selling, general and administrative (SG&A) expense of $2.3 million.

Net income for the first quarter of fiscal 2012 was $0.3 million, an increase of $3.7 million from first quarter fiscal 2011 net loss of $3.4 million.

Earnings per diluted share for the first quarter of fiscal 2012 were $0.01, an increase of $0.17 from first quarter fiscal 2011 loss per diluted share of $0.16.

BACKLOG

As of July 30, 2011, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $72.7 million compared to $82.9 million as of April 30, 2011.

FISCAL 2012 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2012, the Company reiterates its revenue guidance of $321 million to $336 million, and earnings per share of $1.28 to $1.35 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Wednesday, September 7, 2011, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Wednesday, September 7, 2011, at approximately 4:30 p.m. Pacific Time through Wednesday, September 14, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 91831545. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	July 30,	July 31,
	2011	2010

Revenue:
Product sales	$29,299	$12,220
Contract services	32,698	26,008
	61,997	38,228
Cost of sales:
Product sales	17,872	8,686
Contract services	22,410	17,506
	40,282	26,192
Gross margin	21,715	12,036
Selling, general and administrative	13,700	11,371
Research and development	7,586	7,972
Income (loss) from operations	429	(7,307)
Other income:
Interest income	78	121
Income (loss) before income taxes	507	(7,186)
Provision (benefit) for income taxes	181	(3,743)
Net income (loss)	$326	$(3,443)
Earnings (loss) per share data:
Basic	$0.02	$(0.16)
Diluted	$0.01	$(0.16)
Weighted average shares outstanding:
Basic	21,724,053	21,545,870
Diluted	22,238,117	21,545,870

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	July 30, 2011	April 30, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,247	$62,041
Short-term investments	106,883	126,839
Accounts receivable, net of allowance for doubtful accounts of $969 at July 30, 2011 and $639 at April 30, 2011	22,034	44,376
Unbilled receivables and retentions	13,399	21,966
Inventories, net	38,299	38,137
Income tax receivable	745	—
Deferred income taxes	2,460	2,300
Prepaid expenses and other current assets	2,176	2,372
Total current assets	267,243	298,031
Long-term investments	6,154	6,275
Property and equipment, net	18,134	17,498
Deferred income taxes	9,760	9,762
Other assets	181	181
Total assets	$301,472	$331,747
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,549	$31,134
Wages and related accruals	9,024	15,458
Income taxes payable	—	7,404
Other current liabilities	7,535	7,384
Liability for uncertain tax positions	724	724
Total current liabilities	29,832	62,104
Wages and other accruals	1,056	762
Deferred rent	1,245	1,275
Liability for uncertain tax positions	4,138	4,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000
None issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,094,291 at July 30, 2011 and 21,949,884 at April 30, 2011	2	2
Additional paid-in capital	121,170	119,765
Accumulated other comprehensive loss	(782)	(784)
Retained earnings	144,811	144,485
Total stockholders’ equity	265,201	263,468
Total liabilities and stockholders’ equity	$301,472	$331,747

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	July 30, 2011	July 31, 2010
Operating activities
Net income (loss)	$326	$(3,443)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,970	2,683
Provision for doubtful accounts	330	399
Deferred income taxes	(160)	(166)
Stock-based compensation	754	501
Tax benefit from exercise of stock options	376	109
Excess tax benefit from stock-based compensation	(80)	—
Gain on sale of property and equipment	—	(60)
Changes in operating assets and liabilities:
Accounts receivable	22,012	21,189
Unbilled receivables and retentions	8,567	2,876
Inventories	(162)	(7,157)
Income tax receivable	(745)	(2,743)
Other assets	196	(149)
Accounts payable	(18,585)	(8,438)
Other liabilities	(13,343)	(10,855)
Net cash provided by (used in) operating activities	1,456	(5,254)
Investing activities
Acquisitions of property and equipment	(2,606)	(1,881)
Proceeds from the sale of property and equipment	—	83
Net sales of held-to-maturity investments	19,956	23,594
Net sales of available-for-sale investments	125	100
Net cash provided by investing activities	17,475	21,896
Financing activities
Excess tax benefit from stock-based compensation	80	—
Exercise of stock options	195	135
Net cash provided by financing activities	275	135
Net increase in cash and cash equivalents	19,206	16,777
Cash and cash equivalents at beginning of period	62,041	28,665
Cash and cash equivalents at end of period	$81,247	$45,442

Supplemental disclosure:
Unrealized gains on long-term investments recorded in other comprehensive income (loss), net of deferred taxes of $2 and $9, respectively	$2	$14

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	July 30,	July 31,
	2011	2010
Revenue:
UAS	$52,205	$33,447
EES	9,792	4,781
Total	61,997	38,228
Gross margin:
UAS	20,205	10,370
EES	1,510	1,666
Total	21,715	12,036
Selling, general and administrative	13,700	11,371
Research and development	7,586	7,972
Income (loss) from operations	429	(7,307)
Interest income	78	121
Income (loss) before income taxes	$507	$(7,186)

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

Heather Rowe

+1 (626) 357-9983

ir@avinc.com